EXHIBIT 99.1

ASHFORD INC.
Second Quarter 2016 Conference Call
August 5, 2016
11:00 a.m. Central

Introductory Comments - Marilynn Meek

Good day everyone and welcome to today's conference call to review results for Ashford Inc. for the second quarter of 2016 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, Deric Eubanks, Chief Financial Officer, and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company's earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 4, 2016 and may also be accessed through the Company's website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett

Good morning everyone, and thank you for joining us. We are pleased to present our financial results for the second quarter of 2016. I’ll begin by reviewing our performance highlights including an update on the proposed transformational business combination with Remington. Afterward, Deric will review our financial results, then Jeremy will provide an overview of our investment in OpenKey, and then we will take your questions.

Our strategy is built around our ability to leverage the combined expertise of our management team to both grow our company and the platforms we advise. I believe we have the most highly-aligned, stable and effective management team in the hotel industry. Our track record of success speaks for itself, as this is the same team that has generated a 113% total shareholder return for Ashford Trust since that company's IPO in 2003 compared to a 87% return for our peers. Acting like shareholders has always distinguished us from others in our industry. We consider it one of our main competitive advantages and a primary reason for our superior performance.

Ashford currently advises two publicly-traded REIT platforms - Ashford Trust and Ashford Prime - which together have 138 hotels with approximately 30,000 rooms and over $6 billion in assets. During the second quarter, these platforms achieved RevPAR growth of 4.9% and 1.6% at Trust and Prime, respectively.

Ashford has a high-growth, fee-based business model with a diversified platform of multiple fee generators. It's a scalable platform with attractive margins and low capital needs. Additionally, it has a very stable cash flow base as the advisory agreements with the REITs stipulate that the minimum base fee can't drop by more than 10% from the previous year's base fee.

Currently, our company is focused on three areas of growth. First, we’d like to grow our existing REIT platforms accretively, which has been a challenge recently given the pullback in public REIT valuations over the past year and a half. Second, we’d like to add additional investment platforms. Along these lines, we continue to seek ways to launch a platform focused on owning select service hotels. Third, we’d like to buy on invest in complementary businesses such as Remington, OpenKey, and others. The transaction with Remington has been delayed as we continue to work with the IRS on the private letter ruling that we need in order to close the transaction. We announced the investment in OpenKey yesterday that Jeremy will speak more about later on the call, and some of the other investments we are looking at have been delayed pending the closing of the Remington transaction. We will continue to look for strategic opportunities and additional platforms to grow Ashford's business and deliver superior returns to our shareholders. We have a revolutionary fee structure in place with Trust and Prime that incentivizes shareholder value creation. With the base fee driven by share price performance and an incentive fee based on total shareholder return outperformance versus peers, this management team's primary focus is to maximize returns in our REIT platforms.

As you may be aware, Ashford Prime has received an offer to be acquired by the Weisman Group and has invited the Weisman Group to enter into negotiations with us over our termination fee. Our Board of Directors has formed a special committee comprised of independent directors to handle these negotiations. We have received a few questions from investors regarding this potential transaction, and I’d like to take this opportunity to address them. The first question is whether or not Ashford Inc. has an interest in acquiring Ashford Prime. At this point, Ashford Inc. does not have any interest in acquiring Ashford Prime. Our business model is built around being asset light and earning fees to manage capital and not around owning hard assets, so we do not believe owning hotels is in the best interest of our shareholders at this time. Secondly, we have received the question about whether or not we would be interested in keeping our advisory agreement in place with Ashford Prime should Ashford Prime be taken private. At this point, the Board believes it would be in our shareholders’ best interest for us to elect to terminate our advisory agreement with Ashford Prime upon a change of control and privatization of Ashford Prime and collect our termination fee as opposed to keeping it in place as we believe getting value for the earnings we are losing is more attractive than asset managing a highly leveraged, private entity with little growth prospects. The Weisman Group has offered approximately $70 million as satisfaction for our termination fee which is materially below what we would be owed and as such, will not be accepting. We are encouraging them to sign an NDA with us so that we can engage in discussions with our independent directors. Thus far, they have not done so.

I would now like to review the proposed business combination with Remington Holdings which we expect to result in significant value creation for Ashford shareholders. This would be a transformational transaction for Ashford as it would create the only public, pure-play provider of asset management, property management, and project management services to the lodging industry, with a deal structure that's very favorable for our shareholders. The addition of Remington will expand Ashford's asset-light, fee-based business model and will diversify and grow Ashford's cash flow by having base and incentive fees which are tied to property-level performance.

Additionally, we have structured this transaction with very little cash consideration and with common stock valued substantially above today's trading price which underscores the seller's belief in the future growth prospects for Ashford and Remington. In April, Ashford stockholders approved the combination which is anticipated to be completed during the fourth quarter of 2016 subject to customary closing conditions including obtaining a private letter ruling from the IRS.

In closing, we are optimistic about the prospects for our two managed REIT platforms and expect both to continue their solid performance. Additionally, we are very excited about the combination with Remington which will rapidly build operating scale and earnings power for the Ashford platform and we expect this to significantly accelerate Ashford's growth, driving meaningful value creation for our shareholders.

I will now turn the call over to Deric to review our financial performance for the second quarter

Financial Review - Deric Eubanks

Thanks, Monty.

I’d like to remind everyone that we have consolidated the financial position and operating results of the private investment funds managed by Ashford Investment Management. The financial impact from this consolidation is adjusted out of our second quarter 2016 financials through the non-controlling interests in consolidated entities line items on the Company’s income statement and balance sheet.

For the second quarter ended June 30, 2016, advisory services revenue totaled $18.1 million including $12.1 million from Trust and $6 million from Prime.

Adjusted EBITDA for the second quarter of 2016 was $3.2 million compared with $3.0 million for the second quarter of 2015.

Adjusted net income for the second quarter of 2016 was $3.9 million or $1.69 per diluted share compared with $2.7 million or $1.22 per diluted share for the second quarter of 2015.

At the end of the second quarter of 2016, the company had approximately $6.1 billion of assets under management from its managed companies and Ashford had $25.0 million in corporate cash.

Also, as of June 30, 2016, Ashford had 2.0 million fully diluted total shares of common stock and units outstanding.

I will now turn the call over to Jeremy to discuss our investment in OpenKey.

OpenKey Investment - Jeremy Welter

Thanks, Deric.

We are excited about our investment in the hospitality focused mobile key platform named OpenKey. OpenKey is a universal smartphone app for keyless entry into hotel guestrooms. We believe this product will drive increased adoption among hotel owners and guests, alike, as consumers have clearly indicated a strong preference for aggregation of app content and universal functionality. OpenKey has secure interfaces with many of the largest global lock manufacturers, including the two largest: Assa Abloy and Kaba. We have installed OpenKey in three of Ashford Trust’s hotels and are in process of considering more. OpenKey is also experiencing robust interest and growth from non-Ashford hotels and we expect to see continued growth in its subscriber base. Over time, we expect OpenKey to provide labor cost savings to our hotels, by automating the check-in process and skipping the desk as well as offsetting the costs of RFID keycards. We also believe the direct engagement of the consumer with OpenKey may lower customer acquisition costs over time. We are finding that guests love the idea of one universal app for guestroom access and they very much value the direct-to-room functionality offered by OpenKey. While it is still early days, we are very excited about the potential OpenKey provides both in terms of investment returns to us and its overall value proposition to hotel owners and customers.

That concludes our prepared remarks and we will now open it up for your questions